Exhibit 99

INFORMATION

For Immediate Release
July 20, 2006
Contact: 513.271.3700
John A. Kraeutler, President
Melissa A. Lueke, CFO

MERIDIAN BIOSCIENCE REPORTS RECORD OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, REAFFIRMS HIGHER FISCAL 2006 GUIDANCE,
AND COMMENTS ON FISCAL 2007 OUTLOOK

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record third quarter and nine-month sales of $26,583,000 and $79,763,000, respectively, an increase of 5% and 17% over the same periods of the prior fiscal year;
•	reported record third quarter and nine-month operating income of $6,893,000 and $20,040,000, respectively, an increase of 21% and 39% over the same periods of the prior fiscal year;
•	reported record third quarter and nine-month diluted earnings per share of $0.18 and $0.51, respectively, an increase of 29% and 38% over the same periods of the prior fiscal year;
•	declared the regular quarterly cash dividend of $0.115 per share (indicated annual rate of $0.46 per share), 44% higher than the regular quarterly rate of fiscal 2005; and
•	reaffirmed its recently increased guidance of net sales between $106 million and $109 million (previously $103 to $107 million) and per share-diluted earnings between $0.63 and $0.66 (previously $0.60 to $0.63) for the fiscal year ending September 30, 2006;
•	expects continuing double-digit sales and earning growth for fiscal 2007, initial guidance to be provided by mid-August

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months June 30,			Nine Months June 30,
	2006	2005	Change	2006	2005	Change
Net sales	$26,583	$25,421	+ 5%	$79,763	$67,949	+17%
Operating income	6,893	5,708	+21%	20,040	14,373	+39%
Net earnings	4,862	3,498	+39%	13,547	8,804	+54%
Earnings per share (diluted)	$0.18	$0.14	+29%	$0.51	$0.37	+38%

Cash and investments	$35,728	$4,028
Working capital	58,391	18,477
Long-term debt obligations	1,823	5,386
Shareholders' equity	92,140	48,965
Total assets	114,836	80,666

THIRD QUARTER RESULTS

Net sales for the third fiscal quarter ended June 30, 2006, were $26,583,000 as compared to $25,421,000 for the same period of the prior fiscal year, an increase of 5%. Net earnings for the third quarter of fiscal 2006 were $4,862,000, or $0.18 per diluted share, up 39% and 29%, respectively, over the third quarter of fiscal 2005. Diluted common shares outstanding for the third quarter of fiscal 2006 and 2005 were 26,788,000 and 24,302,000 respectively, an increase of 10% due primarily to the issuance of 1,800,000 shares in September 2005 and conversions of 5% convertible debentures.

YEAR-TO-DATE RESULTS

Net sales for the nine months ended June 30, 2006, were $79,763,000 as compared to $67,949,000 for the same period of the prior fiscal year, an increase of 17%. Net earnings for the nine months ended June 30, 2006, were $13,547,000, or $0.51 per diluted share, up 54% and 38%, respectively, over the same period of prior fiscal year 2005. Diluted common shares outstanding for the first nine months of fiscal 2006 and 2005 were 26,768,000 and 23,892,000 respectively, an increase of 12%.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.115 per share for the third quarter ended June 30, 2006. The record date is July 31, 2006 and the dividend is payable August 7, 2006. The annual indicated cash dividend rate for fiscal 2006 is $0.46 per share, an increase of 44% over the fiscal 2005 rate of $0.32 per share. Meridian has increased its regular cash dividend rate fourteen times since it established a regular dividend sixteen years ago. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2006 HIGHER GUIDANCE REAFFIRMED

On April 20, 2006, Meridian announced that it increased its previous guidance for fiscal 2006 earnings from a range of $0.60 to $0.63 per diluted share to a new range of $0.63 to $0.66 per diluted share. The per share estimates assume an increase in average shares outstanding from approximately 24.1 million at fiscal 2005 year end to 26.8 million at fiscal 2006 year end. Net sales guidance for fiscal 2006 was increased from $103 million to $107 million to a new range of $106 million to $109 million. This earnings and sales guidance does not include the effect of any acquisitions the Company might complete during fiscal 2006.

FINANCIAL CONDITION

The Company’s financial condition is sound. At June 30, 2006, current assets were $75,027,000 compared to current liabilities of $16,636,000 thereby producing working capital of $58,391,000 and a current ratio of 4.5. Cash and investments on hand were $35,728,000, including proceeds from the September 2005 common stock offering, and the Company had 100% borrowing capacity under its $22,500,000 commercial bank credit facility. Long-term debt obligations were $1,823,000 compared to shareholders’ equity of $92,140,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2006 and fiscal 2005.

	Three Months June 30,		Nine Months June 30,
	2006	2005	2006	2005
Net sales	$26,583	$25,421	$79,763	$67,949
Cost of goods sold	10,228	9,735	31,678	27,673

Gross profit	16,355	15,686	48,085	40,276

Operating expenses
Research and development	1,278	1,190	3,633	2,884
Sales and marketing	3,955	3,647	12,226	11,019
General and administrative	4,229	5,141	12,186	12,000

Total operating expenses	9,462	9,978	28,045	25,903

Operating income	6,893	5,708	20,040	14,373
Other income (expense), net	416	(193)	807	(545)

Income before income taxes	7,309	5,515	20,847	13,828
Income tax provision	2,447	2,017	7,300	5,024

Net earnings	$4,862	$3,498	$13,547	$8,804

Net earnings per basic common share	$0.19	$0.15	$0.52	$0.38
Basic common shares outstanding	26,097	23,652	26,070	23,217

Net earnings per diluted common share	$0.18	$0.14	$0.51	$0.37
Diluted common shares outstanding	26,788	24,302	26,768	23,892

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2006 and fiscal 2005.

	Three Months June 30,		Nine Months June 30,
	2006	2005	2006	2005
Net sales (third-party)
U.S. Diagnostics	$15,533	$13,646	$48,539	$40,035
European Diagnostics	5,287	4,880	14,841	13,805
Life Science	5,763	6,895	16,383	14,109

	$26,583	$25,421	$79,763	$67,949

Operating Income
U.S. Diagnostics	$5,240	$3,296	$15,058	$9,949
European Diagnostics	1,021	835	2,560	1,985
Life Science	686	1,744	2,491	2,548
Eliminations	(54)	(167)	(69)	(109)

	$6,893	$5,708	$20,040	$14,373

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, commented, “Our diagnostics businesses continue to generate solid growth in sales, operating income and cash flow, leading to impressive gains in operating margins. Led by our innovative tests for stomach ulcers, C. difficile disease and upper respiratory infections, we continue to capture market share in the primary strategic segments of Meridian’s global diagnostics business. Our Life Science business, which is up 16% year-to-date, was affected by shifts in buying patterns from several of our larger federal and commercial customers during the quarter. We have recently added manufacturing capacity at several of our Life Science locations to support our growth plans.

During the quarter, we received CLIA (federal regulatory) waiver status for our ImmunoCard STAT!® HpSA stomach ulcer test, allowing this rapid test to be used in physicians’ offices. In addition, our dedicated focus on gaining support for H. pylori testing in the managed care network is yielding good early signs of success with physicians and payors.”

William J. Motto, Chairman and Chief Executive Officer, commented, “Once again, the profitability of the business during the third quarter demonstrated favorable operating leverage. As sales continued to increase for the third quarter, our gross profit and operating income margins were 61.5% and 25.9%, respectively. We recently increased our guidance for fiscal 2006 and continue to be comfortable with the outlook for the fourth quarter and full year. We will provide our initial guidance for fiscal 2007 by mid-August. Preliminary indications are for the continuation of double-digit sales and earnings growth. Our balance sheet is sound and the Company is conservatively capitalized with shareholders’ equity of $92.1 million and long-term debt of only $1.8 million. At June 30, 2006, cash and investments totaled $35.7 million. Clearly, we are in an excellent position to pursue additional acquisitions. We are constantly exploring ways to build the business through external growth. Cash flow remains strong and we will review the appropriateness of another increase in our regular cash dividend rate after fiscal 2006 year-end. Our vision of building shareholder value through higher sales, earnings, cash flow, and dividends coupled with a sound financial condition continues.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these diagnostic products and tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

(end)